UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 17, 2015

ABAXIS, INC.
(Exact name of registrant as specified in its charter)

California	000-19720	77-0213001
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3240 Whipple Road, Union City, CA 94587
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(510) 675-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into A Material Definitive Agreement.

On December 17, 2015, Abaxis, Inc. (the “Company”) entered into that certain Fifth Amendment to Lease Agreement (the “Fifth Amendment”) with Whipple Road Holdings, LLC, SFP Crossroads, LLC and Woodstock Bowers, LLC (collectively, the “Landlord”) amending that certain Lease Agreement, dated as of June 21, 2000, by and between the Company and the Landlord’s predecessor-in-interest (as amended, the “Lease”), for the leasing of certain premises consisting of approximately 126,363 rentable square feet located at 3200 and 3240 Whipple Road, Union City, CA (the “Original Premises”).  Pursuant to the Fifth Amendment, the term of the Lease was extended until March 31, 2026 (the “Term”), with two options for the Company to extend the term for an additional five years each.  The Landlord also agreed to lease to the Company certain expansion premises consisting of approximately 32,015 rentable square feet located at 3280 Whipple Road, Union City, CA (the “Expansion Premises”), commencing on the later of April 1, 2016 and the date certain Landlord improvements are substantially complete (the “Expansion Premises Commencement Date”).  The total base rent due under the Lease, as modified by the Fifth Amendment, is approximately $18.6 million for the Original Premises from March 1, 2015 through the end of the Term, and approximately $4.4 million for the Expansion Premises, assuming an April 1, 2016 Expansion Premises Commencement Date through the end of the Term.  From and after the Expansion Premises Commencement Date, the Company’s share of operating expenses, tax expenses and common area utility costs of the building located at the Expansion Premises shall be 42.01%.  The Fifth Amendment also provides the Company with a right of first offer exercisable commencing on the Expansion Premises Commencement Date and ending on September 30, 2020 to lease up to an aggregate of approximately 44,199 square feet of additional space adjacent to the Expansion Premises.

The description of the Lease, as modified by the Fifth Amendment, is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Lease and the Fifth Amendment.  The Company intends to file a copy of the Fifth Amendment as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2015
ABAXIS, INC.

	By:	/s/ Ross Taylor
Ross Taylor
Vice President of Finance and
Chief Financial Officer